Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statements on Form S-8 (333-89485 and 333-106956) of Unizan Financial Corp. of our report dated January 27, 2004 except Notes 14 and 25, as to which the date is March 2, 2004, related to the consolidated balance sheets of Unizan Financial Corp. as of December 31, 2003 and 2002 and the related consolidated statements of income, shareholders’ equity and cash flows for the years ended December 31, 2003 and 2002, which report is included in this Form 10-K.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

Columbus, Ohio

March 11, 2004